Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

DESIGN AND SUPPLY AGREEMENT

This Design and Supply Agreement (the “Agreement”), dated as of March 3, 2023 (the “Effective Date”), is entered into by and between ELECTRAMECCANICA USA, LLC, with offices at 8127 E Ray Rd, Mesa, AZ 85212 (“Buyer”), and GLV, LLC, with offices at 417 E. Second Street, Rochester, MI 48307 (“Supplier”, and together with Supplier, the “Parties”, and each, a “Party”).

WHEREAS, Buyer is a designer and manufacturer of environmentally efficient electric motor vehicles;

WHEREAS, Supplier is in the business of designing and manufacturing production-ready electric motor vehicles (“EMVs”); and

WHEREAS, Pursuant to the terms of this Agreement, Buyer wishes to engage Supplier to provide design, development, and manufacturing services in furtherance of concept and production versions of Buyer’s new two-seat electric motor vehicle called the E4, and Supplier desires to accept such engagement.

NOW THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Approved Subcontractor” means any subcontractor used by Supplier for any part of the Services who is pre-approved in writing by Buyer, or otherwise directed or mandated by the Buyer to be used for the Services, including without limitations, the list of Approved Subcontractors set forth in SOW #1.

“Background Intellectual Property Rights” means pre-existing Buyer Intellectual Property or Supplier Intellectual Property, as applicable, except for any Foreground Intellectual Property Rights.

“Business Day” means any day, other than a Saturday, Sunday or other date on which banks located in Phoenix, Arizona, are closed for business as a result of federal, state, or local holiday.

“Buyer Intellectual Property” means all Intellectual Property Rights owned by or licensed to Buyer, including all Foreground Intellectual Property Rights and any of Buyer’s Background Intellectual Property Rights used in the design, production, and manufacturing of the Product.

“Buyer Materials” means all products and materials (i) supplied by Buyer, its Affiliate, and/or agent to Supplier, (ii) made available to Supplier by Buyer; or (iii) procured by Supplier on behalf of Buyer in accordance with this Agreement, including, without limitation, those Buyer Materials described in a SOW.

“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership or voting securities, by contract, or otherwise.

“Delivery Date” means the delivery date for Products as set forth in the SOW.

“Delivery Location” means the delivery location set forth in the SOW.

“Documentary Deliverables” means the documents, materials, reports, specifications, data, and information to be provided by Supplier to Buyer pursuant to the applicable Services, as identified in the applicable SOW.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Foreground Intellectual Property Rights” means any and all of the Intellectual Property Rights developed with respect to, or for incorporation into, the Products, that are either developed by Buyer alone, by Buyer and Supplier jointly or by Supplier alone during the performance of this Agreement.

“GAAP” means US generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award, or determination entered by or with any Governmental Authority.

“Improvement” means Intellectual Property Rights that are developed by either Party or jointly that incorporates, exploits, or cannot be used without employing all or any part of a Party’s existing Background Intellectual Property Rights.

“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website, and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; (f) semiconductor chips, mask works and the like; and (g) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.

“Latent Defect” means Nonconforming Product that was not discoverable upon reasonable inspection or acceptance tests by Buyer.

“Law” means any applicable statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order, or other requirement or rule of law of any Governmental Authority.

“Materials” means any parts, components, subassemblies, materials, or supplies that are to be incorporated into a Product.

“Nonconforming Products” means any Products received by Buyer from Supplier that (a) do not fully conform to the Specifications; or (b) Buyer reasonably determines do not conform to the Performance Warranty hereunder. Where the context requires, Nonconforming Products are deemed to be Products for purposes of this Agreement.

“Patents” means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions, and extensions thereof), patent applications, other patent rights, and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models).

“Permits” means permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained or required to be obtained, from any Governmental Authority.

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority, or any other entity.

“Products” means Buyer’s E4 vehicle to be designed, manufactured, produced, and supplied by Supplier to Buyer hereunder.

“Representatives” means a Party’s Affiliates and each of their respective employees, officers, directors, agents, contractors, Approved Subcontractors, partners, shareholders, attorneys, third-party advisors, successors, and permitted assigns engaged or appointed by or on behalf of such Party.

“Services” means any or all parts of the design, development, and manufacturing services to be conducted by Supplier as exhaustively described in the relevant SOW.

“Statement of Work” or “SOW” means, as applicable, a written statement of work signed by each of the Parties pursuant to this Agreement.

“Supplier Contracts” means all contracts or agreements to which Supplier is a party or to which any of its material assets are bound.

“Supplier Parties” means Supplier, its Affiliates, customers (other than Buyer), Approved Subcontractors, successors, and assigns, and each of their respective Representatives.

“Supplier Intellectual Property” means all Intellectual Property Rights owned by or licensed to Supplier, including any of Supplier’s Background Intellectual Property Rights used in the design, production, and manufacturing of the Products.

“Specifications” means the specifications for the Products as set forth in an applicable SOW.

“Special Event” means any: sale, merger, reorganization, or change in control of Buyer and/or its parent company; change in direction of the Buyer’s product roadmap as directed by the Buyer’s board of directors; or material change in Buyer’s business.

“Taxes” means any and all present and future sales, income, stamp, and other taxes, levies, imposts, duties, deductions, charges, fees, or withholdings imposed, levied, withheld, or assessed by any Governmental Authority, together with any interest or penalties imposed thereon.

“Territory” means the United States, Mexico, and Canada.

“Timeline” means the timeline for performance of the Services and provision of the Products as set forth in the applicable SOW, and as may be amended from time to time by the Parties written agreement or otherwise in accordance with this Agreement.

“Tooling” means any tool, mold, jig, fixture, gauge, pattern, or other personal property and associated software used in the manufacture of Products.

“Trademarks” means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, symbols, trade dress, corporate names, domain names, and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

“Trade Secrets” has the same meaning as defined in the U.S. Defend Trade Secrets Act, 18 USC 1839(3).

2.	Purchase and Sale.

2.1             Purchase and Sale. Subject to the terms and conditions of this Agreement, Supplier shall perform the Services and manufacture, produce, and supply the Products in accordance with each SOW entered into by the Parties hereunder, the first of which is attached hereto and incorporated by reference as Exhibit A. Each SOW shall be duly executed by an authorized representative of each Party and shall be subject to and deemed a part of this Agreement upon execution. Each SOW shall include, at a minimum, the following information: (i) Documentary Deliverables to be provided by Supplier; (ii) Products or Services to be provided by Supplier; (iii) pricing and Fees; (iv) Timeline; (v) assumptions; and (vi) any other terms agreed upon by the Parties.

2.2             Changes.

(a)                Supplier will not make any change to the Services, Products, its manufacturing process, or the Supplier Parties except as requested or instructed by Buyer in writing. If Supplier learns of a possible change that may reduce costs, improve quality or otherwise be beneficial to Buyer, Supplier will inform Buyer of the possible change; provided, however, that Buyer’s prior written consent is required for any change to the cost and/or timing of Products.

(b)                Buyer reserves the right to request changes the Products or Services, including the design, Specifications, materials, packaging, testing requirements, shipping date, or time or place of delivery. If Supplier approves Buyer’s requested change to Products (which approval shall not be unreasonably withheld), Supplier shall notify Buyer in writing within five (5) business days of such request and, prior to making the change, whether such change will affect cost or timing and provide the basis for such determination. If Buyer requests or approves Supplier’s requested change to Products, Supplier shall notify Buyer in writing within five (5) business days of such request or approval and, prior to making the change, whether such change will affect cost or timing and provide the basis for such determination. Buyer and Supplier will then negotiate in good faith an equitable price adjustment or other appropriate adjustment. Changes shall be memorialized in writing in the form of a change order (“Change Order”). Until a written Change Order is signed by both Parties, the existing SOW shall prevail and continue to apply to each Party.

2.3                      Terms of Agreement; Order of Precedence. The Parties intend for the express terms and conditions contained in this Agreement (including any SOWs incorporated herein) to exclusively govern and control each of the Parties’ respective rights and obligations regarding the design, manufacture, purchase, and sale of the Products, and the Parties’ agreement is expressly limited to such terms and conditions. To the extent that any terms and conditions set forth in a SOW conflict with the terms and conditions set forth in this Agreement (excluding other SOWs), the terms and conditions of this Agreement shall control, unless otherwise expressly agreed upon by the Parties in the applicable SOW.

3.	Shipment, Delivery, Acceptance, and Inspection.

3.1             Shipment and Delivery Requirements. Time, quantity, quality and delivery to the Delivery Location are of the essence under this Agreement. Supplier shall perform the Services and procure materials for, fabricate, assemble, pack, mark, and ship Products strictly in the quantities, by the methods, to the Delivery Locations and by the Delivery Dates, all as specified in the applicable SOW. Delivery times will be measured to the time that Products are actually received at the Delivery Location. Unless otherwise expressly agreed to by the Parties in writing, Supplier may not make partial shipments of Products to Buyer.

3.2             Packaging and Labeling. Supplier shall properly pack, mark, and ship Products FOB Delivery Location and as otherwise instructed by Buyer, and in accordance with applicable Law and industry standards.

3.3             Inspection. Products are subject to inspection and approval or rejection notwithstanding Buyer’s prior receipt of or payment for the Products. Buyer shall have a reasonable period of time, not to be-more than ten(10) Business Days following delivery at the Delivery Location (“Inspection Period”), to inspect all Products received under this Agreement and to inform Supplier, in writing, of Buyer’s rejection of any Nonconforming Products. If Buyer rejects any other Nonconforming Products, Buyer may, in its sole discretion, elect to (i) require Supplier to refund all Fees paid for such Nonconforming Products; (or ii) require Supplier, at Supplier’s sole cost, to promptly repair or replace the rejected Products at the location specified by Buyer (which may include Supplier’s location, Buyer’s location or the location of a third party). Alternatively, Buyer may, in its sole discretion, elect to (a) purchase similar goods from another source (and apply such purchases against Buyer’s obligations hereunder), (b) produce similar goods itself (and apply such production quantities against Buyer’s obligations hereunder), (c) repair the Products itself or have a third party repair the Products, with Supplier’s authorization or (d) retain the rejected Nonconforming Products; in each case (a) – (d) with a corresponding offset to the Fees invoiced by Supplier to Buyer hereunder in connection with such Nonconforming Products and further without limiting the exercise by Buyer of any other rights available to Buyer under this Agreement or pursuant to applicable Law. All returns of Nonconforming Products to Supplier are at Supplier’s sole risk and expense. Products that are not rejected within the Inspection Period will be deemed to have been accepted by Buyer; provided, however, that Buyer’s acceptance of any Products will not be deemed to be a waiver or limitation of Supplier’s obligations pursuant to this Agreement (or any breach thereof), including those obligations with respect to any Latent Defects or under Supplier’s Performance Warranty and Supplier’s duty to indemnify Buyer.

3.4             Transfer of Title and Risk of Loss. Title and risk of loss to Products shipped under any SOW passes to Buyer upon Buyer’s acceptance of the Products at the Mesa, Arizona location and Supplier will bear all risk of loss or damage with respect to Products until Buyer’s acceptance of such Products in accordance with the terms hereof.

3.5             Delays and Forecast Material Requirements. Supplier shall: (i) promptly notify Buyer, in writing, about any and all material delays to the Delivery Date; (ii) promptly discuss any such delays with Buyer; and (iii) work with Buyer to mitigate, at Supplier’s expense, such delays. Notwithstanding the foregoing or anything else herein, Supplier shall at all times stock in its inventory or direct control all Materials required to assemble completed Products consistent to fulfill SOW(s) requirements (“Required Materials”). If at any time Supplier cannot or does not meet its Required Materials commitment, then Supplier shall, as soon as reasonably practical, but not less than five (5) Business Days after learning of such shortfall, supply written notification to Buyer, including detail on the number of days of Required Materials that Supplier retains and/or the impact on Supplier’s ability to fulfill its obligations. Thereafter, the Parties shall confer and Supplier shall propose a plan to resolve such shortages in the Required Materials. Without limiting any of Buyer’s rights and remedies under this Agreement or applicable law, if there is a shortage of Required Materials, then both Parties agree discuss in good faith to obtain alternative supply of Product in order to satisfy Buyer’s anticipated demand for, and Supplier shall work in good faith with Buyer’s alternative source suppliers.

3.6             Late Delivery. Time is of the essence and Delivery Dates are to be considered firm deadlines for delivery unless otherwise agreed in writing by the Parties. If Supplier is late in meeting any milestone set forth in the applicable SOW to Buyer by five (5) or more Business Days, then Supplier will reimburse or credit Buyer a weekly liquidated damages fee equal to [****] of the Fees associated with such milestones that is subject to the late delivery for each one (1) week period beyond the aforementioned five (5) day window. By way of example only, if Supplier is twelve (12) Business Days late in meeting a milestone, then a liquidated damage fee of [****] shall apply to the Fees associated with such milestones. The aforementioned liquidated damages shall not affect any of the Buyer’s express stated rights and remedies of Buyer herein, including, but not limited to, those associated with nonconforming Products or termination. Notwithstanding, if any such shipment is delivered, or rescheduled to be delivered, more than thirty (30) calendar days’ after such Delivery Date, Buyer, may, without any charge or other liability, refuse delivery of such shipment and/or terminate the unfulfilled SOW(s) (or portion(s) thereof) for Supplier’s immediately upon written notice to Supplier.

4.	Fees and Payment.

4.1             Fees. Subject to the terms of this Agreement, Buyer shall pay the fees based upon pricing set forth in an SOW (the “Fees”). Supplier is solely responsible for, all costs and expenses relating to packing, crating, boxing, transporting, loading, and unloading, customs, Taxes, tariffs and duties, insurance and any other similar financial contributions or obligations relating to the production, manufacture, sale, and delivery of the Products. All pricing and fees for SOW #1 under Exhibit A are not subject to increase, including changes in market conditions, increases in raw material, component, labor, or overhead costs or because of labor disruptions, or fluctuations in production volumes. For future SOWs, all Fees are subject to increase, including changes in market conditions, increases in raw material, component, labor, or overhead costs or because of labor disruptions, or fluctuations in production volumes. Notwithstanding the foregoing, if an itemized cost on the Product’s ‘Bill of Materials’ increases or decreases by more than two and a half percent (+/- 2.5%), as evidenced by verifiable documentation, whether due to changes in the cost of raw materials or components, new taxes, tariffs or other regulatory actions, or otherwise, Supplier will notify Buyer; provide verifiable documentation of the same; and have the right to promptly adjust the Price equal to the amount of such increase or decrease in costs.

4.2             Payment. Except for any amounts disputed by Buyer in good faith, Buyer shall pay Fees as set forth in the applicable SOW. Payment terms are Net30 calendar days from the date of receipt of Supplier’s invoice. Any payment by Buyer for Products will not be deemed acceptance of the Products or waive Buyer’s right to inspect. Buyer shall make all payments in US dollars by check, wire transfer, or automated clearing house.

5.	Term; Termination.

5.1             Term. The term of this Agreement commences on the Effective Date and continues until the completion of SOW #1 between the Parties (the “Term”) unless sooner terminated pursuant to the terms of this Agreement. Thereafter, this Agreement may be extended upon mutual written agreement of the Parties.

5.2             Termination for Cause. Either party may terminate this Agreement and/or any SOW(s), effective upon written Notice to the other party (the “Defaulting Party”), if the Defaulting Party materially breaches this Agreement and/or the applicable SOW, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within thirty (30) days after receipt of written Notice of such breach.

5.3             Termination for Convenience. Upon the occurrence of a Special Event and subject to Section 5.4, Buyer may terminate this Agreement and/or any SOW(s) for any or no reason upon thirty (30) days written Notice to Supplier. Upon Termination for Convenience for a Special Event, Supplier will submit committed, non-cancellable cancellation charges incurred during the 30 day period which will be paid prior to any Tooling, equipment or design hand off.

5.4             Effect of Expiration or Termination. Upon either Party providing written notice of its intent to terminate this Agreement and/or any SOW for any reason, with respect to the Agreement and/or SOW(s) being terminated: (i) the Parties will mutually agree through good faith negotiations on any continued performance obligations during the applicable notice period; and (ii) Buyer will provide reasonable instructions to Supplier relating to the Services provided and Products purchased hereunder and/or winding down activities to be performed during the applicable notice period, based on good faith negotiations between the Parties. Buyer agrees to pay Supplier for (1) any finished and conforming Products timely delivered to Buyer in accordance with this Agreement; and (2) any Required Materials on hand at Supplier’s purchase price thereof. In addition, Supplier shall promptly return or destroy (at Buyer’s election) all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on Buyer’s Confidential Information; return to Buyer all in-process Products, Buyer Materials, Tooling, designs, deliverables, Documentation Deliverables and any other property furnished by or belonging to Buyer in accordance with Buyer’s instructions (provided that Buyer will reimburse Supplier for the actual, reasonable, and accurately documented costs associated with such disposal); and provide transition assistance requested by Buyer in order to facilitate transfer of the Services and Product to Buyer and/or Buyer’s designee. Buyer’s Termination of this Agreement will not constitute a waiver of Buyer’s rights, remedies, or defenses under this Agreement, at law, in equity or otherwise.

5.5             Failure to Supply. Notwithstanding anything else herein, (i) upon expiration or termination of this Agreement for any reason; or (ii) in the event Supplier cannot meet Buyer demand for the Products and/or in connection with Buyer’s express rights hereunder to procure and purchase Products from an alternative source at any time during the Term hereof, and without limiting any other provision of this Agreement or SOW, Supplier agrees to grant and hereby grants to Buyer a perpetual, non-exclusive, irrevocable, royalty-free, sublicensable, transferrable, assignable license to access and use any tangible and intangible Supplier Intellectual Property Rights contained in the Documentation Deliverables and information that is necessary to enable Buyer to effectively manufacture the Products for commercial sale; provided that Buyer shall restrict any third party(ies) from using any such Supplier Intellectual Property Rights in any way beyond the scope of the foregoing grant of rights and licenses. For the avoidance of doubt, nothing in this Agreement shall be construed as preventing Buyer from producing the Products, or having the Products produced by any third party, or marketing, selling or otherwise commercially exploiting the Products, during, or after expiration or earlier termination of this Agreement for any reason. In addition, Supplier shall provide all applicable manufacturing documents and information which was paid for by Buyer or otherwise owned by Buyer in connection with this Agreement; to facilitate a smooth and orderly transition for manufacturing of the Product to Buyer or its designee. Supplier will provide such manufacturing documents and information promptly, and in no event later than (i) thirty (30) days after expiration or termination of this Agreement; or (ii) five (5) business days after receipt of Buyer specific notification from the aforementioned regulatory authorities in the event Supplier cannot meet Buyer demand for the Products. The aforementioned excludes any third party Intellectual Property Right (subject to Section 6.3(b)).

6.	Certain Obligations of Supplier.

6.1             Buyer Materials. Buyer may provide Supplier with Buyer Materials for use in the manufacture of Products. All such Buyer Materials shall be used by Supplier only for the benefit of Buyer. Supplier will not cause or allow to occur any lien or encumbrance on any Buyer Materials, and Supplier shall insure the Buyer Materials at the replacement value while in Supplier’s possession under the terms of Supplier’s then current insurance policies with Buyer listed as loss payee.

6.2             Tooling. The Tooling procured under an applicable SOW and for which Buyer has paid shall be owned by Buyer. Supplier will not cause or allow to occur any lien or encumbrance on any Tooling, and Supplier shall insure the Tooling at the replacement value while in Supplier’s possession under the terms of Supplier’s then current insurance policies with Buyer listed as loss payee. Supplier shall ensure that all such Tooling remains free from material defects in material and workmanship and shall be capable of producing the number of units, shots or cycles set forth in the applicable SOW (i.e., the “warranty period” of the Tool); provided, the Tooling is made, operated, and maintained by Supplier at Supplier’s facility. In the event that a Tool fails to comply with such Tooling warranty, Supplier shall either: repair, replace, or refund the purchase price (including transportation cost) of the non-conforming Tool. Once a Tool has produced the number of units, shots, or cycles set in the SOW and is passed its warranty period, all maintenance, repairs, upkeep, and modifications to the Tool shall be at Buyer’s sole expense, except for routine cleaning and maintenance.

6.3             Restrictive Covenants. Supplier acknowledges that as a result of Buyer’s activities in furtherance of this Agreement, Supplier will become familiar with and may receive Confidential Information relating Buyer’s business strategies, supply chain, trade secrets, and similar proprietary information which are of special, unique and extraordinary value to Buyer. Therefore, as specific consideration in exchange for Buyer’s willingness to enter into this Agreement, Supplier expressly agrees to the following restrictive covenants:

(a)                Approved Subcontractors. Supplier shall not utilize any subcontractor in connection with performance of its obligations hereunder without first notifying Buyer not less than five (5) Business Days prior to potential engagement of such subcontractor. Buyer reserves the right, in its sole and exclusive discretion, to reject any proposed subcontractor within such five (5) Business Day period, and upon such rejection Supplier shall be prohibited from utilizing such subcontractor.

(b)               No Inclusion of Third Party IP. Supplier shall not incorporate into the Services and/or Products any Intellectual Property Rights that are owned and/or controlled by Supplier and/or any other party without Buyer’s prior written consent in each instance.

(c)                No Right to Manufacture and Sell a two seat, four wheel electric vehicle Competitive Product in the Territory. During the Term, Supplier shall not manufacture or sell to any Person other than Buyer, or enter into any agreement with any Person other than Buyer related to the manufacture or sale of other goods or products that are competitive with the Products in the Territory, and Supplier shall not, at any time, use any Buyer Intellectual Property (including Foreground Intellectual Property Rights and Background Intellectual Property Rights) to manufacture or sell goods or products to any other party and/or on its own accord.

(d)                Competing Enterprises. During the Term of this Agreement and for a period of two(2) years thereafter, Supplier shall not:

(a)           Use or disclose any of Buyer’s Confidential Information in the course of engaging in any activity that directly or indirectly competes with Buyer’s business activities, including but not limited to, Buyer’s direct or indirect consultation with, purchase of, provision of services for, or any other connection with any enterprise that is engaged in efforts to market and sell goods or products that are similar to or competitive with the Products (the “Restricted Activities”); or

(b)                Directly or indirectly through another person: (a) induce or attempt to induce any customer, supplier, licensee or other business relation of Buyer (the “Covered Group”) to reduce, limit, and/or cease doing business with Buyer or in any other way interfere with the relationship between Buyer and any member of such Covered Group (including by making any negative or disparaging remarks or communications regarding either Buyer or any member of the Covered Group); or (b) call on, solicit, market, and/or service any member of the Covered Group with the direct or indirect intent of selling or attempting to sell Restricted Activities.

6.4                      Materials Disclosure. For each shipment of Products, Supplier shall provide Buyer, in writing, sufficient advance warning and notice (in addition to including appropriate labels on Products, containers and packing) of any hazardous or restricted material that is an ingredient or a part of the shipment, together with such special handling instructions as may be necessary to advise logistics providers, handlers of the Products and personnel of how to exercise that measure of care and precaution that will comply with any applicable Laws and prevent bodily injury or property damage in the handling, transportation, processing, use or disposal of the Products, containers and packing.

6.5                      Quality Requirements.

(a)                          Supplier will perform all Services and provide all Products in accordance with: (i) the requirements set forth in the Suppliers’ Requirements Manual issued by Buyer; (ii) the most current Specifications; (iii) all applicable supplier quality and development process program requirements, quality control and safety standards, and procedures and inspection systems; (iv) each of the following, as amended from time to time: (A) California Transparency in Supply Chains Act of 2010; and (B) Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (commonly referred to as the conflict minerals provision).Without limiting the foregoing, Supplier shall provide an accurate and complete International Material Data System (“IMDS”) submission for each non-prototype Product and, as requested by Buyer, information regarding the origin of all materials in each Product. Supplier shall also disclose information regarding all Supplier Parties as requested by Buyer.

(b)                         Supplier shall meet the full requirements of industry Production Part Approval Processes (“PPAP”) for all Products.

(c)                          Level 3 PPAP is required for all Products unless: (i) the parts supplied to Buyer are in production on another automotive vehicle platform and have a prior Level 3 PPAP (100% production tooled/100% production process), in which case a copy of the part submission warrant is required and Buyer reserves the right to request further proof of documentation and/or data; or (ii) the Products are interim or prototype, in which case, and in lieu of a Level 3 submission, (A) 100% inspection of all Products, material certifications for each Product, and a control plan is required in advance of every shipment to Buyer, and (B) failure to supply this information will result in the rejection of Supplier’s Products.

(d)                         PPAP requirements apply to first shipments of new production parts. If Supplier has obtained PPAP approval from Buyer, no further PPAP submissions are necessary unless there is a: (i) production facility or tooling move; (ii) change of any supplier, design (by Buyer or Supplier), manufacturing facility, or Tooling; and/or (iii) change of any manufacturing process

(e)                         If there is a conflict between any part of the programs, requirements and/or standards referenced in this Section and an express provision of this Agreement or an applicable SOW, the provisions that require higher quality standards shall control. To the extent any such standards, policies or systems are amended, supplemented and/or replaced, Supplier’s obligations under this Agreement will be automatically amended to conform to such amended standards, policies or systems and Supplier will comply with such amended obligations, subject to the provisions set forth under Section 2.2.

6.6                      Duty to Advise. Supplier shall promptly provide written Notice to Buyer of any of the following events or occurrences, or any facts or circumstances reasonably likely to give rise to any of the following events or occurrences: (a) any failure by Supplier to perform any of its obligations under this Agreement; (b) any delay in delivery of Products; (c) any defects or quality problems relating to Products; (d) any change in Control of Supplier; (e) any deficiency in Specifications, samples, prototypes, or test results relating to this Agreement; or (f) any failure by Supplier, or its Approved Subcontractors or common carriers, to comply with Law.

7.	Compliance with Laws.

7.1                      Compliance. Supplier shall at all times comply with all Laws applicable to this Agreement, Supplier’s operation of its business, and the exercise of its rights and performance of its obligations hereunder. Without limitation of the foregoing, Supplier shall ensure that all Services and Products conform fully to all applicable Laws including as applicable the National Traffic and Motor Vehicle Safety Act and United States motor vehicle safety standards. Upon Buyer’s reasonable request, Supplier shall provide Buyer with (a) written certification of Supplier’s compliance with applicable Laws; (b) written certification of the origin of any materials in the Products; and (c) any additional information regarding the Products requested by Buyer such that Buyer may comply in a timely manner with its obligations under Law.

7.2                      Permits, Licenses, and Authorizations. Supplier shall obtain and maintain all Permits necessary for the exercise of its rights and performance of Supplier’s obligations under this Agreement, including any Permits required for the import of Products or any raw materials and other manufacturing parts used in the production and manufacture of the Products, and the shipment of hazardous materials, as applicable.

7.3                      Export Control. Supplier represents and warrants to Buyer that no technical data furnished to Supplier by or on behalf of Buyer shall be disclosed to any foreign nation, firm, or country, including foreign nationals employed by or associated with Supplier, nor shall any technical data be exported from the United States without first complying with all requirements of the applicable export control laws, including International Traffic in Arms Regulations (ITAR), the Export Administration Regulations (EAR), or regulations issued by the Bureau of Alcohol, Tobacco, Firearms and Explosives (ATF). Supplier shall first obtain the written consent of Buyer prior to submitting any request for authority to export any such technical data, and Supplier shall indemnify and hold Buyer harmless for all claims, demands, damages, costs, fines, penalties, attorneys’ fees, and all other expenses arising from failure of Supplier to comply with this clause or the applicable regulations and laws.

7.4                      Government Regulations. Supplier shall at all times abide by all local, regional and international Laws applicable to its activities including, but not limited to (1) the United States Foreign Corrupt Trade Practices Act of 1977, as amended (“FCPA”), (2) U.S. Export Administration Regulations (“EAR”), (3) International Traffic in Arms Regulation (“ITAR”), (4) USA Patriot Act, as amended, (5) U.S. Treasury regulations, (5) anti-dumping and countervailing duty laws, and (6) all other U.S. and foreign laws and regulations relating to international trade and investment activities. Without limiting the generality of any other provision herein, Supplier hereby recognizes that it is Buyer’s policy to conduct its business in accordance with U.S. export and sanctions regulations, including but not limited to those issued by ATF, the Export Administration Act of 1979, as amended, the International Emergency Economic Powers Act, the Arms Export Control Act, EAR, ITAR, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Sanctioned Persons, the embargoes, restrictions and regulations administered by OFAC, the antiboycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury (collectively, “Export Regulations”). Supplier acknowledges and agrees that Buyer deems absolute compliance with the Export Regulations as a fundamental responsibility and principle of the Agreement, and upon Buyer’s request, Supplier shall provide Buyer with written proof of compliance with the foregoing. Accordingly, Supplier shall abide by the following: None of Supplier nor any officers, employees, directors, or partners thereof, is (i) a person or entity listed on the Specially Designated Nationals and Blocked Persons List (“SDN List”) administered by the Office of Foreign Assets Control (“OFAC”), (ii) any person or entity identified on OFAC’s List of Foreign Sanctions Evaders pursuant to Executive Order 13608; (iii) any person or entity identified as blocked by OFAC pursuant to Executive Order 13599; (iv) an entity owned or controlled by any such person or entity identified in paragraphs (i) through (iii) of this paragraph; or (v) any person or entity listed on the Entity List or Denied Persons List maintained by the Bureau of Industry and Security of the U.S. Department of Commerce (each of the persons or entities identified at (i) through (v) of this paragraph, a “Sanctioned Person”). Supplier agrees that neither it, nor anyone acting on its behalf, will violate any anti- corruption laws or end-user customer policies, regardless of their technical applicability to Supplier. In addition, no payment may be made to anyone for any reason on behalf of or for the benefit of Buyer which is not properly and accurately recorded in Supplier’s books and records, including the amount, purpose and recipient, all of which must be maintained with supporting documentation. Specifically, Supplier agrees that it will not, directly or indirectly, pay, promise or offer to pay, or authorize the payment of any money or anything of value to:

(a)                  an officer, employee, agent or representative of any private entity, non- profit organization, or government, including any department, agency or instrumentality of any government or any government-owned or government-controlled entity or any person acting in an official capacity on behalf thereof;

(b)                  a candidate for political office, any political party or any official of a political party; or

(c)                   any other person or entity while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, given or promised, directly or indirectly, to any person or entity described above for the purpose of influencing any act or decision of the private entity, non-profit organization, government official, political party, party official, or candidate in his or its official capacity, including a decision to do or omit to do any act in violation of the lawful duty of the person or entity, or inducing the person or entity to use his or its influence with the government or instrumentality thereof to affect or influence any act or decision, in order to assist Buyer or Supplier in the promotion, marketing or sale of Products under this Agreement.

7.5                           Notice to Buyer. If Supplier is provided notice, correspondence, subpoena, or other contact that a governmental investigation has been initiated related to this Agreement, Supplier shall immediately notify Buyer in writing of the investigation or inquiry. Supplier agrees to assist Buyer in responding to or defending against any governmental inquiry regarding compliance with all applicable laws.

8.	Representations and Warranties.

8.1                      Supplier’s Representations and Warranties. Supplier represents, warrants, and covenants to Buyer that:

(a)             Supplier is a corporation, duly organized, validly existing and in good standing under the laws of Michigan;

(b)             Supplier is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;

(c)             Supplier has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(d)             the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Supplier, have been duly authorized by all necessary action on the part of Supplier;

(e)             the execution, delivery, and performance of this Agreement by Supplier will not violate, conflict with, require consent under, or result in any breach or default under (i) any of Supplier’s organizational documents, (ii) any applicable Law, or (iii) with or without notice or lapse of time or both, the provisions of any applicable Supplier Contract;

(f)              this Agreement has been executed and delivered by Supplier and (assuming due authorization, execution, and delivery by Buyer) constitutes the legal, valid, and binding obligation of Supplier, enforceable against Supplier in accordance with its terms;

(g)             it is in compliance with all applicable Laws and Supplier Contracts relating to this Agreement, the Products and the operation of its business (including all loan covenants and other financing obligations to which it is subject);

(h)             it has obtained all licenses, authorizations, approvals, consents, or Permits required by applicable Laws to conduct its business generally and to exercise its rights and perform its obligations under this Agreement;

(i)               it is not insolvent and is paying all of its debts as they become due; and

(j)              all financial information that it has provided to Buyer is true and accurate and fairly represents Supplier’s financial condition, and has been prepared in accordance with GAAP, uniformly and consistently applied.

8.2                      Buyer’s Representations and Warranties. Buyer represents and warrants to Supplier that:

(a)             it is a limited liability company, duly organized, validly existing and in good standing under the laws of Arizona;

(b)             it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;

(c)             it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(d)             the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Buyer, have been duly authorized by all necessary corporate action on the part of Buyer;

(e)             the execution, delivery, and performance of this Agreement by Buyer will not violate, conflict with, require consent under, or result in any breach or default under (i) any of Buyer’s organizational documents, (ii) any applicable Law or (iii) any Buyer Contract; and

(f)              this Agreement has been executed and delivered by Buyer and (assuming due authorization, execution, and delivery by Supplier) constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

8.3                      Products and Services Warranties. Supplier represents, warrants, and covenants to Buyer (the “Performance Warranty”) that all Products and Services provided hereunder shall:

(a)             conform, in all respects, to the Specifications, standards, drawings, samples, descriptions, quality requirements, performance requirements, SOW, and fit, form, and function requirements furnished, specified, or approved by Buyer in writing;

(b)              conform with Buyer’s Quality Requirements;

(c)              comply with all applicable Laws;

(d)              not infringe upon, violate, or misappropriate the Intellectual Property Rights of any

Person;

(e)             for Products, to be merchantable (as such term is defined in the UCC) and free from defects, latent or otherwise, in design, materials, and workmanship;

(f)              for Products, be fit and sufficient for the particular purpose intended by Buyer and its customers, of which the Supplier is aware (and Supplier acknowledges that it knows of Buyer’s intended use of the Products and that such Products have been selected, designed, manufactured, or assembled by Supplier based upon Buyer’s stated use and will be fit and sufficient for the particular purposes intended by Buyer); and

(g)             for Products, to be new and conveyed by Supplier to Buyer with good title, free and clear of all Encumbrances.

8.4                      Additional Terms. The Performance Warranty (a) is in addition to all other warranties, express, implied, statutory, and common law, (b) extends to and survives Supplier’s delivery of the Services and Products, Buyer’s receipt, inspection, acceptance, use of the Services and Products, and payment for the Services and Products, and the termination or expiration of this Agreement, (c) inures to the benefit of Buyer and its successors and assigns and the users and customers of such Services and Products, and (d) may not be limited or disclaimed by Supplier. Without limiting the foregoing, Buyer’s approval of Supplier’s designs, materials, processes, drawings, Specifications, or similar requirements will not be construed to relieve Supplier of any warranties. Supplier shall transfer and assign to Buyer all of its rights (but not any obligations) under all warranties from equipment or material manufacturers or suppliers, permitted subcontractors, or other third parties. Any applicable statute of limitations on Buyer’s claims for breach of warranty will commence no earlier than the date on which Buyer discovers the breach.

8.5                      Withdrawal or Recall of Products. The Parties shall cooperate in the investigation of any customer and/or Governmental Authority complaint related to the Products. Each Party shall notify the other promptly of any known issues related to the Products. If Buyer or any Governmental Authority determines that any Products sold to Buyer (excluding the initial five (5) production vehicle Products to be provided under SOW #1) are subject to a recall, market withdrawal, and/or corrective action due to circumstances which are under Supplier’s control pursuant to the obligations set forth in the applicable SOW, Supplier shall, in addition to Buyer’s other remedies provided herein, reimburse Buyer for all costs and expenses associated with the inspection, testing, recalling, sorting, quarantining, shipping and/or re- installation of the recalled, withdrawn and/or corrective action. The foregoing obligations will apply even if the Performance Warranty and any other warranty applicable to the Products have expired. The aforementioned does not apply if failure is due to a (i) Buyer driven design or (ii) Buyer directed supplier, each of (i) or (ii) which Supplier has expressly recommended against in good faith in writing and Buyer decided to proceed notwithstanding Supplier’s recommendation.

9.              Inspection and Audit Rights. Upon Buyer’s written request, Supplier hereby grants to Buyer, and its authorized Representatives, on a quarterly basis access to Supplier’s premises (including Supplier’s manufacturing operations used in production of the Products) and all pertinent documents and other information, whether stored in tangible or intangible form, including technical records and pricing information solely related to any Fee disputes (excluding Supplier’s margins), in any way related to Supplier’s performance under this Agreement (including Suppliers’ processes and procedures), Products, for the purpose of good faith auditing Supplier’s compliance with the terms of this Agreement, including inspecting or conducting an inventory of finished Products, work-in-process or raw-material inventory. Supplier agrees to cooperate fully with Buyer in connection with any such inspection. Supplier shall maintain, during the Term and for a period of five (5) years after the Term, complete and accurate books and records and any other financial information in accordance with GAAP. If requested by Buyer, Supplier shall use its best efforts to permit Buyer and its Representatives to obtain from Approved Subcontractors or other suppliers to Supplier the information and permission to conduct the reviews specified with respect to Supplier in this section.

10.          Governance. Promptly following the Effective Date, the Parties shall establish a joint steering committee to oversee the respective rights and obligations under this Agreement (the “Joint Steering Committee”). The Joint Steering Committee shall be comprised of two (2) (mutually agreed to) named and authorized representatives of Buyer and two (2) named and authorized representatives of Supplier (or such other number as the parties may agree). The duties of the Joint Steering Committee shall include, but not be limited to, the following: (a) corporate governance, including safety and compliance requirements; (b) general oversight of all aspects of this Agreement, including definition, implementation and development of business processes and pricing; (c) implementation and coordination of undertakings in accordance with this Agreement; (d) providing an initial forum for the resolution of disputes arising in connection with any aspect of this Agreement; and (e) providing a forum for monitoring the exchange of Confidential Information. The Joint Steering Committee will meet as often as is reasonably necessary to accomplish the duties and obligations set forth in this Agreement, but at least quarterly, on a mutually agreeable date and at a place. Any decision by the Joint Steering Committee that seeks to amend the Agreement and/or applicable SOW will not be binding unless it is recorded in writing and signed by authorized representatives of both Parties.

11.          Indemnification.

11.1                  Supplier Indemnification. Supplier shall indemnify, defend, and hold harmless Buyer and Buyer’s Representatives, officers, directors, employees, agents, Affiliates, successors, and permitted assigns (each a “Buyer Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees, and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by any Indemnified Party (collectively, “Losses”), relating to, arising out of, or resulting from any third-party claim alleging:

(a)             a breach or non-fulfillment of any of Supplier’s representations, warranties, or covenants set forth in this Agreement;

(b)             any negligent or more culpable act or omission of Supplier or any of its Representatives (including any recklessness or willful misconduct) in connection with Supplier’s performance under this Agreement;

(c)             any bodily injury, death of any Person or damage to real or tangible personal property caused by the acts or omissions of Supplier or any of its Representatives;

(d)             any bodily injury, death of any Person or damage to real or tangible personal property arising in connection with access or use of the Products;

(e)              any failure by Supplier or any of its Representatives to comply with any applicable Laws; or

(f)              that any of Supplier Intellectual Property used in the performance of the Services and/or design or production of the Products, or that is embodied in such Services and/or Products, infringes upon, misappropriates, and/or violates any Intellectual Property Right of a third party.

11.2                  Buyer Indemnification. Buyer shall indemnify, defend, and hold harmless Supplier and Supplier’s Representatives, officers, directors, employees, agents, Affiliates, successors, and permitted assigns (each a “Supplier Indemnified Party”) against any and all Losses, relating to, arising out of, or resulting from any third-party claim alleging:

(a)             breach or non-fulfillment of any of Buyer’s representations, warranties, or covenants set forth in this Agreement;

(b)             any negligent or more culpable act or omission of Buyer or any of its Representatives (including any recklessness or willful misconduct) in connection with Buyer’s performance under this Agreement;

(c)             any bodily injury, death of any Person or damage to real or tangible personal property caused by the acts or omissions of Buyer or any of its Representatives; or

(d)             any failure by Buyer or any of its Representatives to comply with any applicable Laws.

11.3                  Limitations. To the maximum extent permitted by applicable law, each Party’s obligations under this Section will apply even if an indemnified Party’s conduct has contributed to the Losses, but the indemnifying Party’s obligations to indemnify and hold harmless will not apply to the extent that Losses were solely and directly caused by the gross negligence or willful misconduct of such indemnified Party. Each Party’s obligations to defend, indemnify, and hold harmless under this Section will also apply regardless of whether the claim arises in tort, negligence, contract, warranty, strict liability or otherwise.

11.4                  Indemnification Procedures. The Party seeking indemnification will give the indemnifying Party prompt written notice of any Losses for which indemnification is sought under this Section. Failure to give notice will not diminish such Party’s obligation under this Section if such Party has or receives knowledge of the existence of such Losses by any other means or if the failure does not materially prejudice it ability to defend the Losses. The indemnifying Party shall control the defense of such Losses and r shall exercise such control in good faith and cooperation with the indemnified Party. The indemnifying Party shall use counsel acceptable to the indemnified Party, and the indemnified Party may, at its option, participate in the defense at its own expense with its own counsel, provided that the indemnified Party’s approval or disapproval of counsel or participation in the defense shall not diminish the indemnifying Party’s obligations under this Section. If the indemnified Party, within a reasonable time after receipt of such notice, fails to defend an indemnified Party in accordance with this Agreement, the indemnified Party may undertake the defense of and compromise or settle the Losses on behalf and at the sole risk of the indemnifying Party, including by employing counsel at the indemnifying Party’s sole expense. If a Loss is one that cannot by its nature be defended solely by the indemnifying Party, then the indemnified Party will make available information and assistance as the indemnifying Party may reasonably request, at the indemnifying Party’s expense. The indemnifying Party may not, without the prior written consent of the indemnified Party, (a) consent to the entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting any indemnified Party, or (b) consent to the entry of any judgment or enter into any settlement unless such judgment or settlement provides for an unconditional and full release of the indemnified Parties and does not diminish any of the indemnified Party’s rights under this Agreement and/or any SOW or result in additional fees or charges to the indemnified Party. For the avoidance of doubt, the indemnified Party will have no liability for any costs, losses or damages resulting from any settlement or compromise made by the indemnifying Party without the indemnified Party’s prior written consent.

11.5                  Infringement Claims.

(a)                      If any Product becomes, or in Supplier’s reasonable opinion is likely to become, the subject of an infringement or misappropriation claim for reasons other than an Intellectual Property Right of Buyer, Supplier will promptly notify Buyer (the “Infringement Notice”) and, at Supplier’s expense, and in addition to indemnifying Buyer Indemnitees as provided in this Section 11 (Indemnification) and to the other rights Buyer may have under this Agreement, Supplier shall: (a) promptly at Supplier’s sole expense, secure the right to continue manufacturing and selling the Product; or if this cannot be accomplished with commercially reasonable efforts, then (b) replace or modify the Product to make it non-infringing or without misappropriation; provided, however, that any such replacement or modification may not increase the Product’s price, degrade the performance or quality of the Product or disrupt Buyer’s business operations; or if neither of the foregoing can be accomplished by Supplier with commercially reasonable efforts, then, no earlier than 365 days after the date of Supplier’s Infringement Notice, (c) stop selling the affected Product to Buyer. During the foregoing 365-day period of time and unless prohibited by Law, Supplier shall not impact, reduce, or suspend manufacturing and/or delivery of the affected Product hereunder and Supplier shall not increase the prices charged therefor as the direct result of such infringement or misappropriation claim. If Supplier chooses to stop selling any such Product and Supplier is not otherwise prohibited by Law from selling the Product, Supplier will be deemed to be in default and Buyer may exercise its termination and other rights and remedies.

(b)                      With respect to any actual or alleged infringement or misappropriation of any Supplier’s Intellectual Property Rights arising from or related to any product, process, material, document, software or firmware code or other part or component of a Buyer Product (“Components”), including without limitation as may relate to the manufacture, testing, and/or assembly of such Buyer Product (a “Component Claim”), Supplier agrees that its sole remedy shall be compensatory damages which Supplier may seek exclusively from the manufacturer(s) and/or distributor(s) of the relevant Component(s). Supplier shall hold harmless Buyer, its Affiliates, and their respective directors, officers, employees, agents, customers, successors, and assigns with respect to any and all Component Claims, and Supplier hereby waives and disclaims for itself and each of its Affiliates any and all right to seek equitable relief with respect to a Component Claim from or against Buyer, its Affiliates, and/or any of their respective directors, officers, employees, agents, customers, successors, and/or assigns.

12.	Liability.

12.1                  Insurance. Supplier shall, at its sole cost and expense, secure and maintain in full force and effect during the term of this Agreement, insurance with the types of coverages and in the amounts specified below:

(a)                    Professional Liability Insurance, applicable when any professionals perform services under this Agreement, covering errors or omissions in conjunction with the professional services, in an amount not to exceed $5,000,000 USD in the aggregate.

(b)                    Worker’s Compensation Insurance, as prescribed by applicable law for the state in which the Services are performed and Products are produced.

(c)                    Employer’s Liability Insurance, with limits of $5,000,000 USD Bodily Injury by accident each accident and in the aggregate, $5,000,000 USD Bodily Injury by disease for each employee and in the aggregate.

(d)                    Commercial General Liability Insurance, with limits of $10,000,000 USD per occurrence and $10,000,000 aggregate for premises, operations, independent contractors, products/completed operations, contract liability, accidental pollution, personal injury and advertising injury. Coverage will be primary to any and all other valid and collectible insurance. Policy includes coverage for loss or damage to physical property owned by others that is under the care, custody or control of Supplier.

(e)                    Automobile Liability Insurance, covering all owned, non-owned, and hired vehicles of Supplier used in connection with performance of this Agreement, with a combined single limit for Bodily Injury and Property Damage of $5,000,000 USD per accident and in the aggregate. This insurance shall include Contractual Liability coverage.

(f)                    Umbrella liability coverage with a limit per occurrence and in the aggregate of no less than $10,000,000 in excess of the commercial general liability, employers’ liability, automobile liability and professional liability requirements set forth herein.

12.2                  Requirements. The limits specified above may be satisfied with a combination of primary and Umbrella/Excess Insurance. Upon request, Supplier shall furnish certificates evidencing such insurance is in full force and effect and such certificate shall name Buyer as an additional insured and loss payee. Supplier waives, and shall cause its insurers to waive, any right of subrogation or other recovery against Buyer, its Affiliates, and its and their respective insurers. Supplier shall provide Buyer with at least thirty (30) days’ prior written notice of any cancellation or material change of such insurance.

12.3                  Liability. IN NO EVENT WILL BUYER BE LIABLE FOR LOSS OF ANTICIPATED REVENUE OR PROFITS, INTEREST, PENALTIES, OR INCIDENTAL, CONSEQUENTIAL, PUNITIVE, MULTIPLE, OR EXEMPLARY DAMAGES OR LIABILITIES IN CONNECTION WITH THIS AGREEMENT OR SOW, WHETHER FOR BREACH OF CONTRACT, LATE PAYMENT, PROPERTY DAMAGE, PERSONAL INJURY, ILLNESS, OR DEATH OR OTHERWISE. IN ADDITION AND WITHOUT LIMITING ANY OF THE FOREGOING, BUYER WILL HAVE NO OBLIGATION FOR AND WILL NOT BE REQUIRED TO PAY SUPPLIER, DIRECTLY OR ON ACCOUNT OF CLAIMS BY SUPPLIER’S SUBCONTRACTORS, FOR LOSS OF ANTICIPATED PROFIT, FAILURE TO REALIZE ANTICIPATED PRODUCTION VOLUMES, REVENUES OR SAVINGS, UNABSORBED OVERHEAD, INTEREST ON CLAIMS, PRODUCT DEVELOPMENT AND ENGINEERING COSTS, TOOLING, FACILITIES AND EQUIPMENT REARRANGEMENT COSTS OR RENTAL, UNAMORTIZED CAPITAL OR DEPRECIATION COSTS, OR GENERAL ADMINISTRATIVE BURDEN CHARGES FROM TERMINATION OF THE CONTRACT. IN ADDITION TO THE FOREGOING, BUYER SHALL HAVE NO LIABILITY FOR ANY ACT, OMISSION OR OBLIGATION EXCEPT TO PAY THE AMOUNTS REQUIRED UNDER AN APPLICABLE SOW AND SUBJECT TO THE LIMITATIONS AND EXCLUSIONS SET FORTH IN THE SOW AND THIS AGREEMENT.

13.	Intellectual Property.

13.1                   Ownership. Each of the Parties acknowledges and agrees that:

(a)             each Party retains exclusive ownership of its Background Intellectual Property Rights, including the right to file patent protection(s) on the same;

(b)             Buyer does not transfer to Supplier any of its Background Intellectual Property Rights, and Supplier may not use any of Buyer’s Background Intellectual Property Rights other than as solely as necessary to deliver the Services and to produce and supply Products to Buyer hereunder;

(c)             Supplier hereby assigns and agrees assign to Buyer all of Supplier’s right, title, and interest in and to all (i) Improvements to Buyer Intellectual Property arising out of or in connection with the performance of this Agreement, whether alone by Supplier, by Supplier and Buyer jointly, or by Buyer alone, and (ii) Foreground Intellectual Property Rights. To the extent that any of the foregoing rights are copyrightable works or works of authorship (including computer programs, technical specifications, documentation, and manuals), the Parties agree that such works are “works made for hire” for Buyer under the US Copyright Act. Supplier will cooperate (and cause its employees to cooperate) in executing any documents and taking any other actions necessary or convenient to patent, copyright, assign to Buyer or otherwise perfect or protect such Intellectual Property for the benefit of Buyer. Supplier hereby irrevocably transfers, conveys and assigns all of Supplier’s right, interests and title under any Foreground Intellectual Property to Buyer. Within five (5) days of Buyer’s written request, Supplier shall transfer all physical and tangible embodiments of such Foreground Intellectual Property, including, without limitation, all documentation, information, software code, files, plans, designs, schematics, manuals, and reports, to Buyer’s satisfaction, unless the Intellectual Property Rights are owned by a Third Party (subject to Section 6.3(b));

(d)             Supplier shall only use Buyer Intellectual Property and Foreground Intellectual Property Rights solely as necessary to deliver the Services and to produce and supply Products to Buyer hereunder; and

(e)             Supplier hereby grants to Buyer a non-exclusive, irrevocable royalty free, sublicensable (through multiple tiers), fully paid up, worldwide license to the Supplier Intellectual Property Rights to the extent the same is required to (i) use, make, have made, repair, reconstruct, rebuild, relocate, sell and import the Products; and (ii) to use, reproduce, modify, make derivative works, display, perform, import, update and distribute any software, documentation and other work of authorship furnished by Supplier in the course of Supplier’s activity under this Agreement or an applicable SOW, and any derivative works based thereon (“License”). Supplier acknowledges and agrees that the License will be effective from the first date of delivery of the Products under the applicable SOW and extend for so long as Buyer produces, maintains, or repairs any Product that incorporates the Supplier Intellectual Property. The License is intended to be a license to rights in “intellectual property” as contemplated in Section 365(n) of the United States Bankruptcy Code and is supplementary to any other rights of Buyer under this Agreement and any other agreement with Supplier.

13.2                    Prohibited Acts. Each of the Parties shall not:

(a)             take any action that interferes with the other Party’s Intellectual Property Rights, including such other Party’s ownership or exercise thereof;

(b)             challenge any right, title, or interest of the other Party in such other Party’s Intellectual Property Rights;

(c)             make any claim or take any action adverse to such other Party’s ownership of its Intellectual Property Rights;

(d)             register or apply for registrations, anywhere in the world, the other Party’s Trademarks or any other Trademark that is similar to such other Party’s Trademarks or that incorporates such Trademarks in whole or in confusingly similar part;

(e)              use any mark, anywhere, that is confusingly similar to the other Party’s Trademarks;

(f)              misappropriate any of the other Party’s Trademarks for use as a domain name without such other Party’s prior written consent; or

(g)             alter, obscure, or remove any of the other Party’s Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the products purchased under this Agreement (including Products), marketing materials, or other materials.

14.	Confidentiality.

14.1                  Scope of Confidential Information. From time to time during the Term, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, goods, services (including any Forecasts), confidential information, and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information, and other sensitive or proprietary information. Such information, as well as the terms of this Agreement, whether orally or in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential” constitutes “Confidential Information” hereunder. Confidential Information does not include information that at the time of disclosure and as established by documentary evidence:

(a)             is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Agreement by the Receiving Party or any of its Representatives;

(b)             is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c)             was rightfully known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party; or

(d)             was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information.

14.2                  Protection of Confidential Information. Except with respect to Trade Secrets which shall remain protectable as long as such Confidential Information is a Trade Secret, the Receiving Party shall, for five (5) years following termination of this Agreement:

(a)             protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b)             not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c)             not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

14.3                  Required Disclosures. A disclosure by the Receiving Party of any of the Disclosing Party’s Confidential Information (i) in response to a valid order by a court or other governmental or regulatory body; (ii) as otherwise required by applicable Laws; or (iii) necessary to establish the rights of either Party under this Agreement shall not be considered to be a breach of this Agreement by the Receiving Party; provided, however, that Receiving Party must provide prompt prior written notice thereof to the Disclosing Party to enable the Disclosing Party to seek a protective order or otherwise prevent the disclosure. Further, the Receiving Party shall disclose only the minimum amount of the Confidential Information that it is legally required to furnish and, where appropriate, will exercise its best efforts to obtain written assurances that confidential treatment will be accorded to such Confidential Information.

14.4                  Insider Information. Supplier acknowledges that Buyer is a publicly traded corporation. In the course of performance under this Agreement, Supplier may learn of material, non-public information pertinent to Buyer’s business. Supplier acknowledges and agrees that United States federal and state securities laws prohibit Supplier, its Affiliates, and its and their respective representatives from purchasing or selling a company’s securities while in possession of and relying upon any material non-public information, and from disclosing such information to others.

14.5                   Privacy. In order to fulfil their obligations pursuant to this Agreement and, in particular, to( i) carry out any activity provided by law or regulations; (ii) handle bookkeeping, orders, invoicing and any disputes; and (iii) store documents as required by applicable law, the Parties confirm the receipt of adequate privacy notice with reference to their respective employees’ personal data treatment. If for the execution of this Agreement a party needs to process additional personal data of which the other Party is the data controller, the Parties hereby agree that said treatment can be done only after adequate appointment of such Party by the data controller.

15.	Miscellaneous.

15.1                  Further Assurances. Upon a Party’s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

15.2                  Relationship of the Parties. The relationship between Supplier and Buyer is solely that of independent contractors. Nothing in this Agreement creates any agency, joint venture, partnership, or other form of joint enterprise, employment, or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any third party.

15.3                  Entire Agreement. This Agreement, including and together with any related exhibits, schedules, and the applicable terms of any SOW, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

15.4                  Survival. Subject to the limitations and other provisions of this Agreement, any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement.

15.5                  Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). All Notices must be delivered by email, personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this section.

Notice to Supplier:	GLV, LLC

Gilbert Villarreal

Gilbert Villarreal

Attn: Gilbert Villarreal

Email: glv@glv-ventures.com

Notice to Buyer:	ElectraMeccanica USA, LLC
8127 E Ray Road
Mesa, AZ 85212

Attn: Susan E. Docherty

Email: susan.docherty@electrameccanica.com

15.6                  Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” is deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c)   the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d)   words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e)  words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments, and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

15.7                  Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

15.8                  Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

15.9                  Amendment and Modification. No amendment to or rescission, termination or discharge of this Agreement is effective unless it is in writing and signed by an authorized Representative of each Party.

15.10               Waiver. No waiver under this Agreement is effective unless it is in writing and signed by an authorized representative of the Party waiving its right. Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated and does not operate as a waiver on any future occasion.

15.11               Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

15.12               Equitable Remedies. Each Party acknowledges and agrees that (a) a breach or threatened breach by such Party of any of its confidentiality and/or Intellectual Property Rights would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by such Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to such Party at law, at equity, or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy.

15.13               Assignment. Other than to Approved Subcontractors, Supplier may not assign and/or subcontract any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Buyer. Any purported assignment or delegation in violation of this section is null and void. Buyer may freely assign this Agreement or any rights hereunder upon notice to Supplier. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

15.14               No Third-Party Beneficiaries. This Agreement benefits solely the parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

15.15               Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity hereof (each, a “Dispute”), shall be submitted for negotiation and resolution to an authorized executive Representative of Supplier and an authorized executive Representative of Buyer, by delivery of written Notice (each, a “Dispute Notice”) from either of the Parties to the other Party. Such executive Representatives shall negotiate in good faith to resolve the Dispute. If the Parties are unable to resolve any Dispute within sixty (60) days after delivery of the applicable Dispute Notice (without prejudice to any statutory periods applicable to such Dispute), either Party may file suit in a court of competent jurisdiction in accordance with the provisions of this Agreement.

15.16               Governing Law. This Agreement, including all exhibits, schedules, attachments, and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the State of Arizona, United States of America, without regard to the conflict of laws provisions thereof. THE PARTIES AGREE THAT THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF PRODUCTS DOES NOT APPLY TO THIS AGREEMENT.

15.17               Jurisdiction. Each Party irrevocably and unconditionally agrees that it shall not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all contemplated transactions, including contract, equity, tort, fraud, and statutory claims, in any forum other than the United States District Court for the District of Arizona and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation or proceeding only in United States District Court for the District of Arizona. Each Party agrees that a final judgment in any such action, litigation or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The prevailing Party in any legal proceeding arising hereunder shall be entitled to recover reasonable attorneys’ fees and costs.

15.18               Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, or the transactions contemplated hereby.

15.19               Force Majeure. Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such party’s (the “Impacted Party”) failure or delay is caused by or results from the force majeure events (“Force Majeure Event(s)”) such as but not limited to: (a) acts of God; (b) flood, fire, earthquake, epidemic, pandemic, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or action; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) strikes, labor stoppages or slowdowns or other industrial disturbances; (h) shortage of adequate power or transportation facilities; and (i) other similar events beyond the reasonable control of the Impacted Party. The Impacted Party shall give prompt written notice of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. If the Impacted Party’s failure or delay remains uncured for a period of 30 consecutive days following written notice given by it under this section, either Party may thereafter terminate this Agreement upon 10 days’ prior written notice.

15.20               No Public Announcements or Trademark Use. Unless expressly permitted under this Agreement, (a) neither Party shall either make any statement (whether oral or in writing) in any press release, external advertising, marketing or promotion materials regarding the subject matter of this Agreement, the other Party or its business unless it has received the express written consent of the other Party or it is required to do so by Law; or (b) use any of the other Party’s Trademarks without the prior written consent of the other Party.

15.21               Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

ELECTRAMECCANICA USA, LLC

By	/s/ Susan E. Docherty
Name:	Susan E. Docherty
Title:	Chief Executive Officer
Date:	03/03/2023

GLV, LLC

By	/s/ Gilbert Villarreal
Name:	Gilbert Villarreal
Title:	President
Date:	03/03/2023

Exhibit A

Statement of Work #1

This Statement of Work #1 (this “SOW”), dated as of          , 2023 (the “SOW Effective Date”), is entered into by and between ELECTRAMECCANICA USA, LLC (“Buyer”), and GLV, LLC (“Supplier”) pursuant to the Design and Supply Agreement entered into by the Parties (the “Agreement”). Capitalized Terms not otherwise defined herein will have the same meaning as in the Agreement.

1.	Documentation Deliverables

Supplier shall provide the following Documentation Deliverables:

o	Design and fabricate Products with new powertrain, battery system, front wheel drive and ABS, using GM electric motor and Battery Cell Module Assemblies and PCS designed inverter
o	Development of Class A surface styling/design as provided by Supplier designers and approved by Buyer
o	Architecture Development and Interior Space – Ergonomics with Buyer input (as Requested by Supplier)
o	Electrical Architecture inclusive of HV and LV architecture
▪	Provide preliminary harness layout drawings upon completion
o	HV Battery integration (24 kwh flat pack but to permit inclusion of 42 kwh flat pack) to meet FMVSS standards as required
o	Chassis development and integration of components using GM parts from bin and design and manufacture program specific components and subsystems for best fit and function and costing.
o	Metal Frame Body InWhite Development
o	Provide ResinTransferMold/Vacuum Form tool line up, where applicable, for body closure
o	Provide vacuum formed panel tool line up where applicable for body closure
o	Design and assembly process for Center Body and aluminum structure
o	Buyer to witness validation and testing requirements as performed by vehicle safety partner
o	Production Assist Document development
o	Geometric Dimensioning & Tolerance verification
o	Interior cabin H Point and ergonomic layout
o	Rear suspension development
o	Exterior & Interior design development
o	Coordinate with PCS on the Thermal Management Integration, including Powertrain and HVAC (cabin heating/cooling)
o	Provide BOM cost
o	Provide analysis, pricing, and timing on suggested component design
o	Vehicle Program Management
o	E-BOM & M-BOM Management

2.	Products Deliverables

Supplier shall manufacture, produce, and provide to Buyer the following Products:

o	Class A surfaces Interior
o	Class A surface Exterior
o	B surface development Interior
o	B surface development Exterior
o	Frame chassis development and build prototype chassis for initial evaluation and testing
o	Functional (system/vehicle level) E4 with a functional powertrain, chassis, body, Electricals (HV/LV), Interior & Exterior components as well as CAN bus architecture and functional instrument cluster and Bluetooth radio, in conjunction with PCS.
o	Five (5) Vehicle builds (includes one (1) concept (drivable for marketing purposes) and four (4) EVT - Engineering Validation Testing vehicles). Upon Buyer’s written election, Supplier to produce additional DVT and PVT vehicles at a cost of [****]
o	3D Scan data of new Class A interior and exterior surfaces after design freeze, and 2D harness routing drawings in conjunction with PCS
o	Relevant quality documentation including Design Failure Effect Mode Analysis and Development Verification & Report
o	Supplier component PPAP to be the responsibility of Buyer, Supplier to provide assistance to be mutually agreed upon.

3.	Pricing and Fees

Cost Description	Fees
Front & Rear Suspension Development	[****]
Exterior Panels design A & B surface	[****]
Chassis Design	[****]
Front Subframe and front suspension Design	[****]
Rear Subframe and rear suspension Design	[****]
Front Suspension Power-Train Tooling	[****]
Exterior Body Panel Production Tooling *Max tool Limit 5000 units, subject to future research	[****]
Interior Trim Tooling	[****]
Extrusion Tooling	[****]
Purchased Material	[****]
Prototype Tooling	[****]
Logistics/Freight	[****]
Assembly Fixtures/JIGS (Sub-assemblies)	[****]
Power-train integration and inverter development	[****]
Battery pack and BMS/software development	[****]
Vehicle styling design	[****]
Vehicle integration/Engineering	[****]
Vehicle Validation	[****]
Front Airbag Development & Testing	[****]
Program Management	[****]
Program Contribution	[****]
E4 4-Wheel Program Cost	$13,692,000.00

4.	Project Timeline

o	Concept Build of E4 – To be completed within 25 weeks from Effective Date.
o	Production E4 – To be completed within 74 weeks from Effective Date.

5.	Project Milestones:

•	Milestone #1: Prototype Build Phase

Timeline from SOW Effective Date:25 Weeks

End Date: August 22, 2023

Deliverables:

•	Electrical Architecture Defined (Low and High Voltage)

•	Exterior Design Freeze

•	Data Release of New Design

•	Detailed BOM Presentation

•	Approval to build 4 EVT Builds (Drivable). One to be used for market research purposes.

•	Milestone #2: EVT Phase

Timeline from completion of Milestone #1: -7 Weeks

End Date: October 17, 2023

Deliverables:

•	Electrical Architecture Design Freeze (Low and High Voltage)

•	EVT build complete and EVT Evaluation Complete

•	Approval of DVT and Marketing Builds

•	Milestone #3: DVT

Timeline from completion of Milestone #2: 8 weeks

End Date: December 12, 2023

Deliverables:

•	DVT testing 50% complete

•	Quote PVT Builds

•	DVT Builds Complete

•	DVT Design Freeze

•	Milestone #4: PVT Phase

Timeline from completion of Milestone #3: 10 week

End Date: February 16, 2024

•	PVT Testing 75% complete

•	Production Design Released

•	Tooling Design Released

•	Production Intent Content Sourcing Completed

•	PPAP commenced

•	GLV and EMV to align on Bill of Process

•	Milestone #4 Completion Phase

Timeline from completion of Milestone #4: 21 weeks

End Date: July 8, 2024

Deliverables:

•	PVT testing reports available

•	PPAP complete

•	Homologation complete

•	GLV Production Readiness Review and Supplier PPAP Complete

•	EMV Production Lines Setup and Planning

•	EMV SOP and first customer shipment

6.	Payment Terms

o	Deposit of 30% of Fees on Effective Date ($4,107,600.00)
o	30% on completion and Buyer written acceptance of Milestone #1
o	20% on completion and Buyer written acceptance of Milestone #2
o	10% on completion and Buyer written acceptance of Milestone #3 Target of Jan 6, 2024
o	10% on completion and Buyer written acceptance of Milestone #4 and all Deliverables under this Statement of Work #1

7.	Assumptions

o	Fees set forth above is inclusive of all Documentation Deliverables and production version of E4 Product.
o	Engineering changes will be handled via Change Order pursuant to the requirements of the Agreement.
o	The cost for this SOW includes powertrain and electrical architecture provided through Powertrain Control Solutions LLC (PCS)
o	As per the discussion with the Buyer executive team, the SOW will be used as a reference to advance the E4 into production intent as outlined in the timing chart with continued validation development as required.
o	Engineering changes will be evaluated for potential time delays and reported to Buyer for approval
o	Supplier to advise Buyer on production assembly fixtures and jigs required for assembly at Buyer’s facility Mesa, AZ, which are not included in this SOW #1
o	Target bill of materials (BOM) to be [****], which assumes [****] being the key Approved Subcontractor.
o	Goal is to meet the Federal Tax Credit of $7,500 for electric vehicle requirements
o	BOM includes build components and sub systems (Current plan is to use as many carry over cost effective components (Such as: Seals, hinges, mirrors, A/C compressor, seat, soft trim, etc.)
o	Products must strictly comply with minimum Federal Motor Vehicle Safety Standards (FMVSS) requirements and validation and testing

8.	References

o	Appendix A – Timeline
o	Appendix B - E4 production BOM

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this SOW as of the Effective Date.

ELECTRAMECCANICA USA, LLC

By	/s/ Susan E. Docherty
Name:	Susan E. Docherty
Title:	Chief Executive Officer
Date:	03/03/2023

GLV, LLC

By	/s/ Gilbert Villarreal
Name:	Gilbert Villarreal
Title:	President
Date:	03/03/2023

Appendix A

Timeline

SOLO E4 Timeline

02.28.23 R1.pdf

SOLO E4 Timeline

02.28.23 Condensed

SOLO E4 Timeline

02.28.23.mpp

Appendix B

E4 BOM

PURCHASED COMPONENTS	COST (USD)
Powertrain, Battery Pack, & High Voltage	[****]
Low Voltage (Interior/Wire Harness)	[****]
Exterior Body Panels with Molded Paint	[****]
Chassis	[****]
4-Wheel/2-Seat Upfit	[****]
Interior	[****]
Infotainment (Including OnStar @ $200)	[****]
Suspension, Wheels/Tires	[****]
Exterior Glass, Lights and Trim	[****]
Sensors & Airbag Systems	[****]
[****]